Exhibit 10.1                              Exclusive United States Reseller Agreement

Portions of this exhibit indicated by “***” have been omitted pursuant to the Company’s request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, and the omitted material has been separately filed with the Securities and Exchange Commission.
____________________________________

EXCLUSIVE RESELLER AGREEMENT

This Exclusive Reseller Agreement is entered into as of this 13th day of January, 2009 (“Effective Date”) between Schlumberger Technology Corporation, through its Schlumberger Information Solutions Remote Connectivity North America division (“SIS RCO NAM”), a Texas corporation having a place of business at 5599 San Felipe, Houston, Texas, 77056 (hereinafter referred to as “Schlumberger”) and ERF Wireless, Inc., a Nevada corporation having a place of business at 2911 South Shore Blvd., Suite 100, League City, Texas 77573 (hereinafter referred to along with its Affiliates as “ERF”).  Schlumberger and ERF are sometimes hereafter collectively referred to as the “Parties”, and individually as a “Party.”

RECITALS

WHEREAS, Schlumberger is an oilfield services and technology company that has developed and continues to develop technology relating to oilfield services, to the Oil and Gas Sector, which includes well stimulation, wireline logging, measurement-while-drilling, logging-while-drilling, directional drilling and well construction, perforating systems, shaped charges, well completions, oilfield related tools and equipment, and a full range of information systems and telecommunication services and terrestrial infrastructure to the Oil and Gas Sector, while owning and operating a global network of teleports and providing satellite bandwidth;

WHEREAS, ERF is a company that applies wireless broadband technology to a select suite of enterprise, commercial and retail communications needs and has recently utilized its extensive wireless network coverage in oil and gas production regions of Texas, New Mexico Louisiana, and Oklahoma through its Oil & Gas Services Division which provides wireless high-speed broadband communications to drilling and production operations;

WHEREAS, ERF and Schlumberger have agreed to collaborate in the area of wireless broadband products and services in the United States of America (the “ERF Services”);

WHEREAS, ERF grants to Schlumberger the exclusive right to use and/or distribute, including but not limited to license, sublicense, lease or otherwise commercialize the ERF Services. The ERF Services and pricing are set forth in Schedule A with Schlumberger’s minimum purchase commitments set forth in Schedule B.  Notwithstanding, ERF retains the right to resell its ERF Services to those Oil and Gas Sector end users identified in Schedule C (“ERF Retained Clients”). Products and services in development shall be declared in Schedule D and updated during a monthly technical review with Schlumberger;

NOW THEREFORE, in consideration of the mutual covenants hereinafter recited and other good and valuable consideration (the receipt and sufficiency of which is mutually acknowledged), Schlumberger and ERF do hereby agree as follows:

CONDITIONS PRECEDENT

As a condition precedent to the execution of this Agreement, the Parties have agreed to provide the following:

(i)	Satisfactory completion of due diligence and resolution of all issues that arise in the course of the review;
(ii)	All required approvals and authorizations from ERF management, and ERF Board of Directors and/or shareholders, as necessary; and
(iii)	All required approvals and authorizations from Schlumberger management, as necessary.

Exhibit 10.1                                Exclusive United States Reseller Agreement

AGREEMENT

1.           DEFINITIONS

1.1           “Agreement” means this Exclusive Reseller Agreement, including all exhibits and attachments hereto.

1.2           “Affiliates” means and includes:  (i) any parent company (including all divisions thereof) of a Party which now or hereafter owns or controls, directly or indirectly through one or more intermediaries, at least fifty percent (50%) of the stock having the right to vote for or appoint directors of the Party; and (ii) any other company, regardless of where situated, at least fifty percent of whose stock having the right to vote for or appoint directors is now or hereafter owned or controlled, directly or indirectly through one or more intermediaries, by the Party or a parent company of the Party.

1.3           “Confidential Information” means: (a) any information relating to the Parties’ product plans, designs, software design, source code, end users, costs, prices and clients and/or product names, finances, marketing plans, business opportunities, personnel, research, development or know-how; (b) to the extent not otherwise covered in (a), any information that is designated by the disclosing Party as confidential writing or, if disclosed orally, reduced in writing and designated as confidential within thirty (30) days; and (c) the terms and conditions of this Agreement; provided, however, that “Confidential Information” will not include information that: (i) was generally available to the public at the time of receipt from the disclosing Party, or thereafter becomes generally available to the public other than through a breach of this Agreement by the recipient Party or a breach of any other duty of confidentiality to the disclosing Party of which the recipient Party is aware; (ii) is known to the recipient Party on a non-confidential basis prior to its receipt from the disclosing Party; (iii) is disclosed with the prior written consent of the disclosing Party; (iv) becomes known to the recipient Party from a source other than the disclosing Party on a non-confidential basis and without breach of this Agreement by the recipient Party; (v) was required to be disclosed pursuant to law; or (vi) is developed independently by personnel of the recipient Party who had no substantive knowledge of the disclosing Party’s Confidential Information at the time of such independent development.

1.4           “Documentation” means the documents or other information pertaining to the ERF Services, as specified in Schedule A.

1.5           “End User” refers to any person or entity in the Oil and Gas Sector who licenses the ERF Services from Schlumberger.

1.6           “Oil and Gas Sector” means the sector of industry focused on exploration, data acquisition, development, drilling, production, gathering, refining, distribution and transportation of hydrocarbons and includes but is not limited to major resource holders, national oil companies, multinational oil companies, drilling contractors, services contractors, and other related businesses.

1.7           “Intellectual Property” means all discoveries, patentable or unpatentable, patents, mask works, patent applications, copyrights (whether published or unpublished), trade secrets, knowhow, designs, methods, processes, work-flow(s), inventions, proprietary information, but as used herein excludes all trademarks or trade names (whether common-law or registered).

1.8           “Schlumberger” means Schlumberger Technology Corporation, through its Schlumberger Information Solutions Remote Connectivity North America division.

1.9           “Territory” means the United States of America.

1.10           “ERF” means, collectively, ERF and all ERF Affiliates.

1.11           “ERF Services” includes the wireless broadband products and services for the Oil and Gas Industry contemplated under this Agreement, which includes supporting equipment, hardware and software, including network edge and backhaul radio based communications systems, fiber, cable-based and satellite communications required in the routine distribution of ERF products and services. This also includes base-band equipment and assets such as radio and telecommunications towers, cabling, power supplies, and distribution as utilized in the provision of ERF existing and future networks that are owned, leased, contracted for, or otherwise utilized to provide services to Schlumberger.

Exhibit 10.1                                Exclusive United States Reseller Agreement

1.12           “ERF Technology” means the current and future versions of all of ERF technology related to wireless communications in the provision of ERF Services existing on the Closing Date, including but not limited to the technology identified in Schedule A, as well as any future products with the same or similar functionality.

2.           CONTRIBUTION & EXCHANGE

2.1           Schlumberger’s Contribution.

(a)            Pricing. In exchange for the exclusive distribution rights granted herein in the Territory for an initial period of three (3) years plus any extensions as defined herein, Schlumberger agrees to the pricing and the minimum revenue requirements as set forth in Schedule B and agrees to pay ERF within fifty (50) days of receipt of invoice from ERF. Schlumberger retains the right to determine the pricing schedule at which the ERF Services and ERF Technology and derivate works are distributed in the Oil and Gas Sector, exclusive of any previously negotiated pricing that ERF may have negotiated with pre-existing customers as set forth in Schedule C, which ERF shall be permitted to honor.

(b)           Increases in Pricing. For the hardware and bandwidth configurations defined in this Agreement, ERF may not increase the prices set forth in Schedule A by more than ten percent (10%) per year without the prior written consent of Schlumberger.  Any price increase of less than ten percent (10%) is effective only upon thirty (30) days written notice to, and agreement by, Schlumberger.

(c)           Exclusive Provider. Schlumberger agrees that it will consider ERF its exclusive provider of the type of wireless broadband products and services included in the Services throughout the Territory, provided that such collaboration is not prohibited by operation of law.

The exclusivity set forth in the previous paragraph is subject to ERF Wireless offering its services at commercial quality acceptable to Schlumberger.

Schlumberger will notify ERF of regions to which Services should be provisioned (as defined by Schlumberger business demographics analysis) within a minimum timeframe of six months prior to the intended business inception date or the first day of the Services commercial availability and ERF shall be offered a “Right of First Refusal” to build, acquire, lease, or otherwise provide the infrastructure required to provide the Services therein.

Should ERF not be able to provide the Services or declare no intention to deploy such service in a region of the Territory where Schlumberger has expressed significant business interest, the region shall be declared exempt of this agreement and defined in Schedule E.

Should ERF elect to not provide the services in the Territory required by Schlumberger, ERF will notify Schlumberger of that fact within sixty days of the original request by Schlumberger that they will not exercise their Right of First Refusal.

This clause shall only apply to Schlumberger’s SIS RCO NAM business.

2.2           ERF Contribution.

(a)
Exclusive Reseller.    Subject to the terms and conditions of this Agreement, ERF hereby appoints Schlumberger as the exclusive authorized reseller of ERF Services and ERF Technology to the Oil and Gas Sector within the Territory, and Schlumberger hereby accepts such appointment.

Exhibit 10.1                                Exclusive United States Reseller Agreement

(b)
For avoidance of doubt, Schlumberger’s exclusivity rights hereunder preclude ERF or any third party from commercializing the ERF Technology in the Oil and Gas Sector within the Territory while this Agreement is in force and effect, except for the ERF Retained Clients set forth in Schedule C.  The Parties acknowledge and agree that this license is limited to the Oil and Gas Sector and that Schlumberger will not sublicense the ERF Technology outside of the Oil and Gas Sector.  Schlumberger’s exclusivity shall be subject to minimum purchase commitments set forth in Schedule B.  To the extent, Schlumberger does not achieve such minimum purchase commitments during any given year, Schlumberger reserves the right to retain its exclusivity rights through the payment of a supplemental cash amount to achieve the required commitment levels.

(c)
Development Rights. ERF grants to Schlumberger a limited, non-exclusive royalty-free license and right to make derivative works of ERF Technology in the Oil and Gas Sector for the Territory during the duration of the Agreement.  Schlumberger will retain all intellectual property rights associated with any such derivative works.  ERF retains all intellectual property rights to ERF Technology.  ERF grants to Schlumberger perpetual rights to use, commercialize, distribute, or modify ERF Technology to the extent that ERF Technology is incorporated into the derivative works created by Schlumberger for the Oil and Gas Section in the Territory. Schlumberger grants ERF the right to resell such derivatives of the ERF Technology to any ERF Retained Client on such terms and at such pricing as is subsequently agreed.

3.           INTELLECTUAL PROPERTY

3.1           ERF Ownership. Except as may be otherwise expressly set forth herein, ERF retains all rights, title, and interest to: (i) the ERF Technology; (ii) ERF service marks, trademarks and/or trade names; (iii) all Intellectual Property or intangible rights associated with the ERF Technology and related Documentation; and (iv) all enhancements to the ERF Technology that are part of ERF development plan that are not funded or developed by Schlumberger.

3.2           Rights in ERF Intellectual Property. ERF grants to Schlumberger the right to make, have made and to use derivative works based on the ERF Technology.  Schlumberger will own the Intellectual Property rights in any derivative works it creates of ERF Technology and will be free to use, commercialize, distribute, sell or otherwise make use of the derivative works without accounting to ERF for royalties or other payments.  In connection with Schlumberger’s rights to make derivative works of the ERF Technology and to market and distribute the ERF Technology and Documentation, ERF hereby grants to Schlumberger a limited, non-exclusive, royalty-free license to ERF Technology solely for the purpose of, and only to the extent required for, Schlumberger’s performance under this Agreement.  ERF further grants to Schlumberger the worldwide, non-exclusive, irrevocable right during the term of Schlumberger’s rights of distribution under this Agreement to use (1) all copyrighted materials contained in the ERF Technology, Documentation, and any packaging or other materials provided by ERF and (2) all trademarks associated with the ERF Technology for the purpose of marketing, training and reselling the ERF Technology to End Users.

3.3           Ownership of Derivative Works. Schlumberger will own all right, title and interest to derivative works of the ERF Technology developed by Schlumberger’s employees and/or subcontractors, and will be free to modify, use, lease, sell or otherwise distribute any such derivative works without restriction and in any manner.  Schlumberger agrees that, for the duration of the exclusive distribution rights granted in this agreement, Schlumberger agrees not to use, sell, license, sublicense, or otherwise commercialize or transfer the derivative works for use outside the Oil and Gas Sector.

4.           SCHLUMBERGER’S RIGHTS AND RESPONSIBILITIES

4.1         Purchasing Obligation. Schlumberger’s exclusivity shall be subject to minimum purchase commitments set forth in Schedule B.  To the extent, Schlumberger does not achieve such minimum purchase commitments during any given year, Schlumberger reserves the right to retain its exclusivity rights through the payment of a supplemental cash amount to achieve the required commitment levels.

Exhibit 10.1                                Exclusive United States Reseller Agreement

4.2           Pricing of ERF Technology. Schlumberger will be solely responsible for determining the pricing schedule at which the ERF Technology are distributed in the Oil and Gas Sector except for those ERF retained clients listed in Schedule C.

4.3           Maintenance Contracts.  To the extent any ERF Retained Clients are assigned to Schlumberger, as additional consideration for the exclusive rights granted herein, Schlumberger agrees to assume the maintenance obligations for such clients (the “Maintenance Contracts”), following confirmation through due diligence that the terms and conditions of the existing ERF contracts permit assignment to Schlumberger.  Following the assignment of any agreed existing client agreements from ERF, Schlumberger shall be permitted to directly invoice and retain all maintenance fees associated with the Maintenance Contracts.

5.           ERF RIGHTS AND RESPONSIBILITIES

5.1           Schlumberger’s Exclusivity. ERF represents that it has not granted the right to resell the ERF Technology in the Oil and Gas Sector to any third party or executed any other agreement with a third party that may infringe upon the rights granted to Schlumberger herein and agrees that it will not use, sell, or otherwise distribute, or authorize any third party to use, sell or otherwise distribute within the Territory, the ERF Technology or any other existing products or technology that ERF might possess upon the Effective Date in the Oil and Gas Sector during the term of this Agreement.

5.3           Patent Application. ERF represents that with respect to the ERF Technology, including any new products, it will use its best efforts to file patent applications as soon as reasonably practical.

5.4           Project Staffing. ERF represents and warrants that it will retain, for the duration of this Agreement, personnel of sufficient education and/or experience to meet its obligations under this Agreement, including but not limited to providing commercially reasonable updates and enhancements to the ERF Technology and to provide such updates to Schlumberger, as well as to support Schlumberger’s continued utilization and resale of the ERF Technology.  Such staffing requirements will be determined based on the monthly meeting with Schlumberger to develop a reasonable support system for the planned expansion areas.

5.5           Training and Knowledge Transfer. ERF agrees to provide Schlumberger technical support, marketing, and pre- and post- sales support, and one hundred (100) hours of knowledge transfer at no additional cost to Schlumberger’s Houston office located at 5599 San Felipe Street. Schlumberger agrees to provide ERF with one hundred (100) hours of knowledge transfer regarding safety and efficiency while working in the Oil and gas Sector at no additional cost at Schlumberger’s training facilities.  The parties are individually responsible for the respective travel and accommodation expenses associated with the training.

5.6           Maintenance and Support. ERF agrees to use its best efforts to correct any critical bugs in the Services, upon Schlumberger’s request, at no additional charges.  A critical bug is one that prevents Schlumberger or its client from using the ERF Services as intended.  For avoidance of doubt, ERF agrees to provide Schlumberger with enhancements to the technology that are developed for other sectors, including the Public Sector, if Schlumberger believes that the features are applicable to the Oil and Gas Sector.  Following the Closing Date, and for the initial three year term of this Agreement and any renewals thereof, ERF will provide third-tier maintenance support to Schlumberger’s customer support group at no additional charge.  ERF will not be required to provide support directly to Schlumberger’s clients.  This maintenance will entitle Schlumberger, and its clients, access to any bug-fixes, patches, upgrades, and enhancements to the ERF Technology at no additional cost.

5.7           Enhancements. ERF will continue to enhance the functionality of ERF Technology and will provide to Schlumberger no cost software and same-specification hardware upgrades. Functional upgrades involving hardware modification shall be priced at cost.  If Schlumberger desires specific developments or enhancements to ERF Technology that are not in current development plans, ERF agrees to provide development services to Schlumberger at a rate not to exceed $200 per hour.  For avoidance of doubt, and to ascertain ownership of intellectual property and applicable product development, ERF shall declare specific products currently in development.  Products and services in development shall be declared in Schedule D and updated during a monthly technical review with Schlumberger.  Schlumberger-funded developments will be considered works made for hire and all intellectual property rights associated with such developments will vest in, and be retained by, Schlumberger.  None of the existing ERF Technology or intellectual property shall be affected, impaired, or transferred as a result of the development.  Schlumberger hereby grants ERF a limited, non-exclusive, royalty-free license to ERF to resell or otherwise distribute the Schlumberger-funded developments outside of the Oil and Gas Sector.

Exhibit 10.1                                Exclusive United States Reseller Agreement

5.8           Points of Contact. Each party has identified its primary contact, together with a list of its representatives having responsibility for resolution of increasingly critical issues related to this Agreement.  In the event of any change in names of these points of contact, such party will immediately notify the other party of the replacement representative.

6.           REPRESENTATIONS AND WARRANTIES

6.1           Ownership. ERF represents and warrants:

(i)
that it is the owner of, or has obtained a license from the owner of, all right, title and interest, including patents, copyright, and/or trade secrets, if any, in the ERF Technology and documentation, or that the preexisting information related to the ERF Technology and documentation are within the public domain and not subject to the protections of copyright law;

(ii)
that it has obtained or will obtain prior to delivery under this Agreement, all licenses, approvals, and releases required to enable Schlumberger to exercise the license granted in this Agreement, including without limitation, the release of each person or organization whose name, voice, likeness, portrayal, impersonation or performance is included in any ERF Technology or documentation, as well as rights in third-party intellectual property for Schlumberger to the extent necessary;

(iii)	that it has not previously granted and will not grant any rights in any ERF Technology to any third party in the Oil and Gas sector inconsistent with the rights granted to Schlumberger herein;

(iv)
that the ERF Technology and documentation do not violate or infringe any patent, copyright, trade secret or other proprietary right of any third party and that ERF is not aware of any facts upon which such a claim for infringement could be based.

6.2           ERF Technology Warranty to Schlumberger. ERF warrants that the ERF Technology will perform substantially in accordance with its specifications and requirements;

6.3           ERF Technology Warranty to End Users. ERF will warrant the ERF Technology to End Users, which will be passed through by Schlumberger.  Section 5.6 sets forth the support obligations of ERF.

7.           INDEMNIFICATION

7.1           ERF Indemnities.

(a)           ERF agrees to defend, indemnify and hold harmless Schlumberger and its directors, officers, employees, agents and contractors from any and all losses, damages, liabilities, costs, expenses (including reasonable attorney’s fees), judgments or settlement amounts arising out of or in connection with any claim that the marketing, sale or use of the ERF Technology infringes any patent, copyright, trademark, trade secret, privacy right, right of publicity or other proprietary right of a third party.

(b)           ERF agrees to defend, indemnify and hold harmless Schlumberger and its directors, officers, employees, agents and contractors, from and against any and all losses, damages, liabilities, costs, expenses (including costs and reasonable fees of attorneys and other professionals), judgments or settlement amounts arising out of or in connection with bodily/personal injury, disease or death of ERF employees, without regard to the cause or causes thereof or the sole or concurrent negligence, fault or strict liability regardless of the fault of Schlumberger.

(c)           ERF agrees to defend, indemnify and hold harmless Schlumberger and its directors, officers, employees, agents and contractors, from and against any and all losses, damages, liabilities, costs, expenses (including costs and reasonable fees of attorneys and other professionals), judgments or settlement amounts arising out of or in connection with damage to or loss or destruction of ERF property whether owned, hired, leased or otherwise, without regard to the cause or causes thereof or the sole or concurrent negligence, fault or strict liability regardless of the fault of Schlumberger.

Exhibit 10.1                                Exclusive United States Reseller Agreement

(d)           ERF agrees to defend, indemnify and hold harmless Schlumberger and its directors, officers, employees, agents and contractors, from and against any and all losses, damages, liabilities, costs, expenses (including costs and reasonable fees of attorneys and other professionals), judgments or settlement amounts arising out of or in connection with a breach of ERF representations and/or warranties as set forth in Sections 6.1 and 6.2 above.

7.2           Schlumberger Indemnities.

(a)           Schlumberger agrees to defend, indemnify and hold harmless ERF and its directors, officers, employees, agents and contractors, from and against any and all losses, damages, liabilities, costs, expenses (including costs and reasonable fees of attorneys and other professionals), judgments or settlement amounts arising out of or in connection with bodily/personal injury, disease or death of Schlumberger’s or its Affiliate’s employees, without regard to the cause or causes thereof or the sole or concurrent negligence, fault or strict liability regardless of the fault of ERF.

(b)           Schlumberger agrees to defend, indemnify and hold harmless ERF and its directors, officers, employees, agents and contractors, from and against any and all losses, damages, liabilities, costs, expenses (including costs and reasonable fees of attorneys and other professionals), judgments or settlement amounts arising out of or in connection with damage to or loss or destruction of Schlumberger’s or its Affiliates property whether owned, hired, leased or otherwise, without regard to the cause or causes thereof or the sole or concurrent negligence, fault or strict liability regardless of the fault of ERF.

8.           LIMITATION OF LIABILITY

EXCEPT IN CONNECTION WITH A CLAIM FOR BREACH UNDER THIS AGREEMENT’S CONFIDENTIALITY PROVISIONS, IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY PUNITIVE, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR RELATING TO BREACH OR FAILURE TO PERFORM UNDER THIS AGREEMENT, EVEN IF THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. EXCEPT IN CONNECTION WITH A THIRD PARTY’S INTELLECTUAL PROPERTY CLAIM FOR INFRINGEMENT UNDER SECTION 7.1 OR CLAIM FOR BREACH OF THE CONFIDENTIALITY PROVISIONS UNDER ARTICLE 9, NEITHER PARTY’S TOTAL LIABILITY TO THE OTHER PARTY FOR ALL DAMAGES, LOSSES AND CAUSES OF ACTION, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE) OR  OTHERWISE, WILL IN NO EVENT EXCEED THE AMOUNT OF FEES PAID UNDER THIS AGREEMENT.

9.           CONFIDENTIALITY

9.1         The Parties acknowledge that, in the course of performance of their obligations under this Agreement, each Party may disclose Confidential Information to the other.  The receiving Party will not use the Confidential Information of the disclosing Party other than for the purpose of performing its obligations under this Agreement or as expressly permitted under the terms of this Agreement or by a separate written agreement.  The receiving Party’s obligation under this Article 9 shall be for a period of five (5) years after the date of disclosure of the Confidential Information except for either Party’s source code which shall be held confidential in perpetuity.

9.2         Each Party will protect the other’s Confidential Information from unauthorized dissemination and use with the same degree of care that each such Party uses to protect and safeguard its own like information, but not less than the degree of care that would be exercised by a prudent person given the sensitivity and strategic value of such Confidential Information. Confidential Information will be disclosed only to the employees of the recipient Party who have a “need to know” and who have executed an internal nondisclosure agreement at least as restrictive as the terms of this Agreement. Neither party will disclose Confidential Information of the other to any third party without the other party’s prior written consent to such disclosure, unless such disclosure is compelled by a court of competent jurisdiction over the Parties.

Exhibit 10.1                                Exclusive United States Reseller Agreement

9.3         Notification. Each Party agrees to notify the other promptly on the event of any breach of security under conditions in which it would appear that any confidential information was prejudiced or exposed to loss.  Each Party will, upon request of the other, take all other reasonable steps necessary to recover any compromised confidential information disclosed to or placed in the possession of each Party by virtue of this Agreement.  Each Party will individually bear the cost of taking any such steps.

9.4         Neither Party will issue any press release or make any public announcement(s) relating in any way whatsoever to this Agreement or the relationship established by this Agreement without the express prior written consent of the other Party, which consent shall not be unreasonably withheld. However, the Parties acknowledge that this Agreement, or portions thereof, may be required under applicable law to be disclosed, as part of or an exhibit to a Party’s required public disclosure documents.  ERF will be required to make a public announcement due to the Material Event nature of this agreement within 4 business days following the closing of the Proposed Agreement.  Schlumberger, through its SIS RCO NAM division, is invited to make it a joint announcement.  The Parties will jointly seek confidential treatment of this Agreement to the maximum extent reasonably possible, in documents approved by both Parties and filed with the applicable governmental or regulatory authorities.

10.        TERM AND TERMINATION

10.1       Term and Right of First Refusal. This Agreement will commence on the Effective Date, will continue in full force and effect for three (3) years with two (2), one (1)-year automatic extensions, unless terminated by either party with thirty (30) days notice.  ERF agrees to offer Schlumberger first rights of refusal on any newly developed products, software, or services, other than to the ERF Retained Clients set forth in Schedule C.  The parties agree to negotiate the terms for such exclusivity agreement in good faith.  If the parties are unable to reach an agreement on exclusivity, ERF agrees to then offer Schlumberger the right to resell the new products or services in the Oil and Gas Sector in the Territory on terms no less favorable to the Reseller agreement than that in effect between the parties on the original Closing Date.

10.2           Termination For Schlumberger’s Convenience. Schlumberger will have the right to terminate this Agreement for convenience after the full Initial Consideration obligation is met upon thirty (30) days written notice.   Any termination under this provision will not result in any penalties or refunds of consideration being due from ERF; however, the Parties agree to negotiate a new agreement to allow Schlumberger to continue as a standard reseller, without exclusivity.

10.3           Termination For Cause. Except as otherwise provided in Section 10.3 (b) below, either Party will have the right to terminate this Agreement immediately upon written notice at any time if:

(a)           The other Party is in material breach of any term, condition or covenant of this Agreement and fails to cure that breach within ninety (90) days after written notice of such breach.

(i) With respect to ERF obligations, “material breach” will include (but not be limited to): (1) an act, inaction or occurrence resulting in Schlumberger’s inability to offer the ERF Technology to the Oil and Gas Sector on an exclusive basis; (2) an act, inaction or occurrence resulting in Schlumberger’s inability to offer the ERF Technology to the Oil and Gas Sector arising from an impediment to ERF rights as licensor or to Schlumberger’s license rights (including but not limited to foreclosure of liens, ERF bankruptcy preventing Schlumberger’s continued license rights, or similar occurrence); (3) ERF failure to provide personnel of sufficient education and/or experience to meet its obligations under this Agreement as set forth in Section 5.3; (4) if ERF becomes bankrupt; has a receiver or administrator appointed to it; compounds with its creditors or where proceedings are commenced for it to be wound up or to carry on its business; or (5) ERF failure to provide support under Section 5.4 after notice from Schlumberger and ninety (90) day opportunity to cure such failure.

Exhibit 10.1                                Exclusive United States Reseller Agreement

(ii) With respect to Schlumberger’s obligations, “material breach” will include (but not limited to): (1) failure to pay amounts due; (2) breach of the license rights and other restrictions imposed by this Agreement; (3) Schlumberger’s failure to make reasonable efforts to sell the ERF Technology in the Oil and Gas Sector; or (4) Schlumberger becomes bankrupt; has a receiver or administrator appointed to it; compounds with its creditors or where proceedings are commenced for it to be wound up or to carry on its business. The Parties agree that ERF will have the right to terminate the Agreement under Sections 10.3(a)(ii)(1) and (2) by giving notice and a ninety (90) day opportunity to cure any breach.  The Parties agree that ERF will have the right to terminate the Agreement under Section 10.3.(a)(ii)(3) on the fourth (4th) anniversary of the Effective Date.

(b)           ERF breaches the representation contained in Section 5.1 or fails or refuses to take appropriate and reasonable steps to seek to enforce its rights pursuant to the referenced non-compete provisions arising from an employee’s post-employment activities, which will be grounds for immediate termination of this Agreement (“Terminable Breach”).  Schlumberger will have the right to seek all damages to which it is entitled.

10.4          Termination or expiration of this Agreement will not affect any End User agreement and will continue for the duration of the then current term.  For the avoidance of doubt, ERF will continue to provide third tier support to Schlumberger for their End Users during the remainder of such term.  Schlumberger will take all actions required to ensure that such End User agreements terminate as of the end of such term.

10.5          Schlumberger’s exclusivity shall remain in force and effect regardless of whether ERF is acquired or merged with any third party, including but not limited to any third party operating in the Oil & Gas Sector. Such change in ownership or control shall not be grounds for termination by ERF; however, Schlumberger will have the right to terminate the Agreement based on the acquisition of ERF by a Schlumberger competitor.  Schlumberger shall be advised of any firm offer to purchase ERF once it is made publicly available and before a recommendation of acceptance of the offer by the ERF Board of Directors.  Schlumberger shall be given fair and reasonable time (60 Days) to prepare a counter offer before the board accepts such an offer.

11.            GENERAL TERMS

11.1           Headings and Captions. Headings and captions are for convenience of reference only and do not alter the meaning or interpretation of this Agreement.

11.2          Relationship of the Parties. The Agreement shall not be construed as creating a joint-venture, partnership or the like. Neither Party shall act or be deemed to act on behalf of the other Party, or have the right to bind the other Party. Each Party shall remain an independent entity, and act as an independent contractor. Each Party shall at all times during the performance of the Agreement be responsible for the payment of wages and benefits to, and as applicable, tax withholding from, its own employees. Without limiting the generality of the foregoing, the employees and subcontractors engaged by ERF for the performance of the Agreement, or an Order or Statement pursuant to the Agreement, shall be the direct employees and subcontractors of ERF, and ERF shall remain solely responsible for all matters related to compliance with all relevant federal, state and local employment laws.  This includes, but is not limited to the right to work and all visa and immigration laws that pertain to the employees and subcontractors of ERF.

11.3           No Assignment. Neither Party will assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other Party, provided that such consent will not be unreasonably withheld, except that either Party may assign this Agreement to its respective Affiliate without prior consent of the other Party.  The provisions of this Agreement will be binding upon and inure to the benefit of the Parties, their successors, and permitted assigns.

11.4           Notices.  Every notice between the Parties relating to the performance or administration of this Agreement will be made in writing and if to Schlumberger, to Schlumberger’s authorized representative or, if to ERF, to ERF authorized representative.  All notices required or permitted under this Agreement will be deemed received when delivered either: (i) two (2) calendar days after mailing by certified mail, return receipt requested and postage prepaid; or (ii) one (1) working day after deposit for next day delivery with a commercial overnight carrier provided the carrier obtains a written verification of receipt from the receiving Party

Exhibit 10.1                                Exclusive United States Reseller Agreement

If to ERF:	If to Schlumberger:

ERF Wireless, Inc. 2911 South Shore Blvd., Suite 100 League City, Texas 77573 Attn: John Nagel	Schlumberger Information Solutions 5599 San Felipe, Suite 100 Houston, Texas 77056 Attn: Mick Shaw

With a copy of legal notices to:

ERF Wireless Inc. 2911 South Shore Blvd., Suite 100 League City, Texas 77573 Attn: Dean Cubley	Schlumberger Information Solutions 5599 San Felipe, Suite 100 Houston, TX 77056 Attn: Maidie Ryan

11.5           Governing Law & Dispute Resolution. This Agreement will be governed by and construed in accordance with the laws of the State of Texas, excluding any conflict of laws principle that would refer to the laws of another jurisdiction.  The parties agree that the Schlumberger primary contact and the ERF primary contact identified in Section 5.8 will attempt in good faith to resolve all disputes (other than those arising out of a breach of a party’s obligations under Article 8). In the event that the Schlumberger senior corporate executive and the ERF senior corporate executive are unable to resolve the dispute within thirty (30) days, the dispute will be resolved through mediation.  If mediation is unsuccessful, the dispute will be settled by arbitration to be held in the English language at a mutually agreeable location in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Any arbitration award may include costs against either party, but under no circumstances are the arbitrator(s) authorized or empowered to award special, punitive or multiple damages against either party. Any judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction therein.

11.6           Severability.  In the event that any of the provisions of this Agreement will be held by a court or other tribunal of competent jurisdiction to be invalid or unenforceable, the remaining portions of this Agreement will remain in full force and effect and will be construed so as to best effectuate the intention of the Parties in executing it.  The Parties agree to renegotiate in good faith any provision of the agreement that is held to be unenforceable or invalid.

11.7           No Waiver. Failure by either Party to enforce any provision of this Agreement will not be deemed a waiver of the right to thereafter enforce that or any other provision of this Agreement.

11.8           Survival. Any obligations which either expressly or by their nature are to continue after the termination or expiration of this Agreement, including without limitation the provisions of Section 2.4 and Articles 3, 6, 7, 8, 9 and 10, will survive and remain in effect.

11.9           Modification. Any modifications of this Agreement must be in writing and signed by both Parties hereto.

11.10         Force Majeure. Neither Party will be liable for any failure or delay in the performance of an obligation hereunder on account of strikes, riots, fires, explosions, acts of God, war, governmental action, or any other cause which is beyond the reasonable control of such Party.

11.11         Compliance of Laws. Each Party warrants that no applicable laws or regulations shall be violated in the manufacture or sale of the Products contemplated hereunder, and shall comply with, and adhere to, all applicable laws and regulations which may apply to ERF in connection with this Agreement, or an Order or Statement pursuant to the Agreement.

Exhibit 10.1                                Exclusive United States Reseller Agreement

Each Party hereby agrees to comply with all applicable U.S. and non-U.S. export control and economic sanctions laws, regulations, and orders, including without limitation those regulations maintained by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), the U.S. Commerce Department’s Bureau of Industry and Security (“BIS”), and the U.S. State Department’s Directorate of Defense Trade Controls (“DDTC”). Specifically, ERF covenants that it shall not -- directly or indirectly -- sell, provide, export, reexport, transfer, divert, loan, lease, consign, or otherwise release or dispose of any equipment, product, commodities, services, software, source code, or technology (including the “Direct Product” of such technology) (collectively “the Products”) received under this Agreement to or via any individual, entity, or destination, or for any use prohibited by the laws or regulations of the United States or any other applicable jurisdiction, including without limitation, OFAC-promulgated regulations, the U.S. Export Administration Regulations, and the U.S. International Traffic in Arms Regulations, without having obtained prior authorization from the competent governmental authorities as required by all such laws and regulations. Notwithstanding any other provision of this Agreement, neither ERF nor Schlumberger shall take or be required to take or refrain from taking any action prohibited or penalized under the laws of the United States or any applicable foreign jurisdiction, including without limitation U.S. anti-boycott laws administered by BIS and the U.S. Treasury Department’s Internal Revenue Service.

Each Party also warrants that it shall comply with all federal, state and local laws, ordinances, statues, rules and regulations governing the employment of its workers, including but not limited to the Immigration Laws.  This shall include, without limitation,  the Immigration Reform and Control Act of 1986, as amended, the Immigration and Nationality Act, as amended, and the Illegal Immigration Reform and Immigrant Responsibility Act of 1996, as amended, and any successor statutes, laws, rules and regulations thereto.

Breach of this provision shall constitute cause for immediate termination of this Agreement. Each Party shall defend, indemnify, and hold the other Party harmless against any Claims in respect thereof.

11.12        Interpretation.  This Agreement has been negotiated in good faith and at arms-length between Parties who are experienced and knowledgeable in the matter contained herein, and the Parties hereby agree that any statute, law or common law principles or other authority that would require interpretation of any ambiguities in this Agreement against the Party who has drafted it is not applicable and is hereby waived.

11.13        Counterparts. This Agreement may be signed in one or more counterparts (including faxed copies), each of which will be deemed one and the same original. Reproductions of this executed original (with reproduced signatures) will be deemed to be original counterparts of this Agreement.

11.14        Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof, and any and all written or oral Agreements heretofore existing between the Parties are expressly canceled.  ERF acknowledges that it is not entering this Agreement on the basis of any representations not expressly contained herein.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

Schlumberger Technology Corporation Signed __________________________ Name __________________________ Title __________________________ Dated __________________________	ERF Wireless, Inc. Signed __________________________ Name __________________________ Title __________________________ Dated __________________________

Exhibit 10.1                                Exclusive United States Reseller Agreement

Schedule A – Services

Services shall include the delivery of communications for the transport of data packets transported utilizing IP protocol to the Internet cloud or other point of termination within the ERF Existing Market Territory (EMT) or any Expanded EMT added thereto.  All fees will be calculated on a 30-day use period.

TYPE	End-Point	Contract Term	Billing Term	Price per Unit (1.5 Mb/s)
Static	Field Office	365 Days within 450	Monthly	$(***)**
Nomadic	Rig Site	365 Days within 450	Monthly	$***
Nomadic	Rig Site	540 Days within 675	Monthly	$***
Nomadic	Rig Site	730 Days within 900	Monthly	$***
Nomadic	Rig Site	1095 Days within 1350	Monthly	$***
*Mobile	Vehicle	365 Days within 450	Monthly	$***
*Mobile	Vehicle Retro-fit	NA	NA	$***/Hour

*Based on an assumption of 750 Mobile Vehicles being retrofit with telescoping towers and multiple electronics (CPE) compatible with the different frequency bands of the ERF network. Pricing of both retrofit and monthly service is based on 1077 units over no more than 36 months time.  Pricing of the Retro-Fit service may be adjusted assuming the timing and size of the vehicle retrofit project. The projected revenue numbers were based on an average capital expenditure of $***per Retro-Fit.

**Assumes extended contract terms (greater than 2 years), line of site in existing footprint, fixed location, for Schlumberger offices and any O&G related customer other than those listed specifically in Schedule C.

These terms are based on a standard equipped MBT with a 50 foot telescoping tower, volume sales of *** MTBS by July 09 and a default service of 1.5Mbps.  Any additions or modifications to the standard MBT will vary the “Price per Unit/Month” and will be reviewed at the monthly general meeting.

Installation and De-Installation These fees include the transport, set-up, alignment and tear-down of apparatus that is required to deliver the Services as prescribed by this agreement.  The following fees are inclusive of travel time, wait time and work time.     $*** per hour with a 3 hour minimum and 6 hour maximum.

Exhibit 10.1                                Exclusive United States Reseller Agreement

SCHEDULE B - Minimum Purchase Commitments to Maintain Exclusivity

As of start of contract & mechanism for adjustment

1.           1. Initial Minimum Rental / Purchase - Hardware

2.           2. Initial Minimum Rental / Purchase - Circuits

Deployment Type	Total Market	July 09	Yr. 2	Yr. 3
Static	***	***	See Note 2	See Note 2
Nomadic	1490	***	See Note 2	See Note 2
Mobile	See Note 1	See Note 1	See Note 2	See Note 2

Circuit Type	July 09	Yr. 2	Yr. 3
Static	***	See Note 2	See Note 2
Nomadic	***	See Note 2	See Note 2
Mobile	See Note 1	See Note 2	See Note 2

Note 1:  Mobile refers to the following deployment types:

A:
Vehicular Based Deployments, whereby the SS (Subscriber Station) or CPE (Client Premise Equipment) is directly mounted on or deployed with a vehicle. Individual vehicles deployed in this manner shall be determined to constitute one hardware deployment and shall consist of one circuit. (Example: Frac Truck with telescoping tower mounted to vehicle).

B:
Rapid Deploy Infrastructures, whereby a base-station utilizing either licensed or license exempt communications methodologies is deployed in a customer focused and targeted location. (Example: Drilling Rig with Mobile Bandwidth Tower – MBT).

i)	The primary backhaul will utilize the Schlumberger Global VSAT network with secondary provision for connection into ERF provisioned terrestrial communications where available.

ii)
Schlumberger shall identify and contract O&G customers for connection to the infrastructure. Schlumberger shall be responsible for the cost, deployment and maintenance of its VSAT technologies and ERF shall assume responsibility for the deployment of the associated wireless mediums as described throughout this document.

Schlumberger and ERF shall collaborate on the design of the deployment techniques described in Note 1, items A and B. Both ERF and Schlumberger shall be responsible for the completion of the design and costing of such deployments along with completion of associated pilot phases by a date no later than 31 March 2009.  On this date, Schedule B shall be updated to include addressable market and minimum rental / purchase figures for both MBT, hardware and circuit provision in Year 1.

Exhibit 10.1                                Exclusive United States Reseller Agreement

Note 2:  Business Expansion and Regional Coverage:

Through demographic analysis Schlumberger has determined that *** of 1490 active drilling rigs are within range of ERF assets as of 14 November 2008.  Under the exclusivity agreement Schlumberger shall be responsible for maintaining a monthly update on rig and static locations throughout The United States of America.

Schlumberger demographic data shall be provisioned to ERF on a monthly basis and shall contain data consisting of static and drilling rig locations by State, County with associated latitude and longitude coordinates.  This data shall be provisioned to ERF at no cost in both .csv and .kmz format.  This agreement mandates that ERF shall treat Schlumberger data as confidential.

Schlumberger and ERF Wireless representatives shall hold a monthly strategy meeting in which customer uptake, market penetration, technical development, rig locations, customer demographics and new ERF coverage locations will be discussed to specifically address the O&G industries regional potential market and technical requirements.

Schlumberger agrees that they will modify Schedule B in the Contract to guarantee a minimum of 50% circuit rental to the active drilling rig locations in the new ERF coverage areas and 15 % of the static locations within ninety days (90) of being notified by ERF that it now owns, has leased, contracted for, or otherwise obtained the rights to the new wireless coverage needed to provide the Services specific to Schlumberger defined regions.

Where ERF has reasonable quantification of an addressable O&G customer base within The United States of America, a joint business justification shall be undertaken in which ERF will take all reasonable measures to specifically map the regions which can be covered by the technology. Schlumberger shall make all reasonable efforts to identify the applicable customer base within the coverage region (those pre-existing customers detailed in Schedule C shall be declared valid ERF customers but exempt from inclusion in Schedule B) and present a complete addressable business demographic analysis.

Where both parties agree the addressable business justifies such deployments, ERF wireless shall declare an applicable Service Inception Date and Schedule B shall be adjusted to reflect the minimum addressable business figures accordingly.  Schlumberger shall ensure that 50% of the identified addressable business for the newly deployed region is captured for active drilling locations and 15% of static locations within ninety (90) days of the service inception date.

Schlumberger shall in no way, inhibit ERF wireless coverage expansion.  For regions where services are deployed for non O&G specific service Schlumberger shall complete a demographics analysis, declare the addressable business under the new coverage area and adjust Schedule B accordingly.  For non O&G specific regions, Schlumberger shall guarantee a minimum of 25% uptake of its identified customer base in the applicable region within ninety (90) days.

Where ERF and Schlumberger are unable to reach an agreement on the justification of new deployment regions that are designated by either party as capable of specifically addressing an O&G customer base, Schlumberger must produce documented evidence to indicate reasonable doubt in its justification. Such regions shall be declared non O&G specific and subject to the caveats therein.

On 30 June 2009, Schlumberger and ERF Wireless shall hold a formal business review in which upon Schedule B shall be set with adjusted minimum Rental and Purchase figures for both MBT’s, Hardware and Circuit sales for Year 1 through Year 3.  ERF and Schlumberger agree to update the minimum Rental and Purchase figures every six months following June of 2009 based on new coverage areas owned, leased, contracted for, or otherwise obtained by ERF with the rights to provide Services to Schlumberger.

Exhibit 10.1                                Exclusive United States Reseller Agreement

SCHEDULE C – ERF Pre-Existing Customers in the Oil and Gas Sector

1. ***

2. ***

3. ***

4. ***

5. ***

6. ***

7. ***

8. ***

9. ***

10. ***

11. ***

Exhibit 10.1                                Exclusive United States Reseller Agreement

Schedule D – ERF Declared O&G Related Intellectual Property

1.	Telescoping Tower & trailer used for Radio backhaul and access points

2.	CryptoVue

3.	CryptoVue Lite

4.	High Power Paging Transmitters

Exhibit 10.1                                Exclusive United States Reseller Agreement

Schedule E – Legally Exempt Regions